Subject to Completion Preliminary Term Sheet dated April 22, 2015

Filed Pursuant to Rule 433

Registration Statement No. 333-202524

(To Prospectus dated March 5, 2015, Prospectus
Supplement dated March 5, 2015 and Product
Supplement EQUITY INDICES ARN-1 dated
March 5, 2015)

Units	Pricing Date*	April , 2015
$10 principal amount per unit	Settlement Date*	April , 2015
CUSIP No.	Maturity Date*	April , 2018
*Subject to change based on the actual date the notes are priced for initial sale to the public (the “pricing date”)

Accelerated Return Notes® Linked to the
MSCI Brazil Index

▪  Maturity of approximately three years

▪  3-to-1 upside exposure to increases in the Index, subject to a capped return of [56% to 60%]

▪  1-to-1 downside exposure to decreases in the Index, with 100% of your investment at risk

▪  All payments occur at maturity and are subject to the credit risk of HSBC USA Inc.

▪  No interest payments

▪  No listing on any securities exchange

The notes are being issued by HSBC USA Inc. (“HSBC”). Investing in the notes involves a number of risks. There are important differences between the notes and a conventional debt security, including different investment risks and costs. See “Risk Factors” and “Additional Risk Factors” beginning on page TS-6 of this term sheet and “Risk Factors” beginning on page PS-6 of product supplement EQUITY INDICES ARN-1.

The estimated initial value of the notes on the pricing date is expected to be between $9.400 and $9.775 per unit, which will be less than the public offering price listed below. The market value of the notes at any time will reflect many factors and cannot be predicted with accuracy. See “Summary” on page TS-2 and “Risk Factors” beginning on page TS-6 of this term sheet for additional information.

_________________________

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this document, the accompanying product supplement, prospectus or prospectus supplement. Any representation to the contrary is a criminal offense.

_________________________

	Per Unit	Total
Public offering price(1)(2)	$ 10.000	$
Underwriting discount(1)(2)	$ 0.225	$
Proceeds, before expenses, to HSBC	$ 9.775	$
(1)	For any purchase of 500,000 units or more in a single transaction by an individual investor, the public offering price and the underwriting discount will be $9.950 per unit and $0.175 per unit, respectively.

(2)	For any purchase by certain fee-based trusts and discretionary accounts managed by U.S. Trust operating through Bank of America, N.A., the public offering price and underwriting discount will be $9.775 per unit and $0.000 per unit, respectively.See as well “Supplement to the Plan of Distribution.”

The notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

Merrill Lynch & Co.

April    , 2015

Accelerated Return Notes® Linked to the MSCI Brazil Index, due April , 2018

Summary

The Accelerated Return Notes® Linked to the MSCI Brazil Index, due April   , 2018 (the “notes”) are our senior unsecured debt securities and are not a direct or indirect obligation of any third party. The notes are not deposit liabilities or other obligations of a bank and are not guaranteed or insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction. The notes will rank equally with all of our other senior unsecured debt. Any payments due on the notes, including any repayment of principal, depends on the credit risk of HSBC and its ability to satisfy its obligations as they come due. The notes provide you a leveraged return, subject to a cap, if the Ending Value (as determined below) of the Market Measure, which is the MSCI Brazil Index (the “Index”), is greater than the Starting Value. If the Ending Value is less than the Starting Value, you will lose all or a portion of the principal amount of your notes. Payments on the notes, including the amount you receive at maturity, will be calculated based on the $10 principal amount per unit and will depend on the performance of the Index, subject to our credit risk. See “Terms of the Notes” below.

The estimated initial value of the notes will be less than the price you pay to purchase the notes. The estimated initial value is determined by reference to our or our affiliates’ internal pricing models and reflects our internal funding rate, which is the borrowing rate we pay to issue market-linked notes, and the market prices for hedging arrangements related to the notes (which may include call options, put options or other derivatives). This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. The difference in the borrowing rate, as well as the underwriting discount and the costs associated with hedging the notes, including the hedging related charge described below, will reduce the economic terms of the notes (including the Capped Value). The estimated initial value will be calculated on the pricing date and will be set forth in the pricing supplement to which this term sheet relates.

Terms of the Notes		Redemption Amount Determination
Issuer:	HSBC USA Inc. (“HSBC”)	On the maturity date, you will receive a cash payment per unit determined as follows:
Principal Amount:	$10.00 per unit
Term:	Approximately three years
Market Measure:	The MSCI Brazil Index (Bloomberg symbol: “MXBR”), a price return index.
Starting Value:	The closing level of the Index on the pricing date
Ending Value:	The average of the closing levels of the Index on each scheduled calculation day occurring during the Maturity Valuation Period. The calculation days are subject to postponement in the event of Market Disruption Events, as described beginning on page PS-17 of product supplement EQUITY INDICES ARN-1.
Participation Rate:	300%
Capped Value:	[$15.60 to $16.00] per unit, which represents a return of [56% to 60%] over the principal amount. The actual Capped Value will be determined on the pricing date.
Maturity Valuation Period:	Five scheduled calculation days shortly before the maturity date.
Fees Charged:	The public offering price of the notes includes the underwriting discount of $0.225 per unit as listed on the cover page and an additional charge of $0.075 per unit more fully described on page TS-11.
Calculation Agent:	Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) and HSBC, acting jointly.
Accelerated Return Notes®	TS-2

Accelerated Return Notes® Linked to the MSCI Brazil Index, due April , 2018

The terms and risks of the notes are contained in this term sheet and the documents listed below (together, the “Note Prospectus”). The documents have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website as indicated below or obtained from MLPF&S by calling 1-800-294-1322:

▪	Product supplement EQUITY INDICES ARN-1 dated March 5, 2015: http://www.sec.gov/Archives/edgar/data/83246/000114420415014359/v403698_424b2.htm
▪	Prospectus supplement dated March 5, 2015: http://www.sec.gov/Archives/edgar/data/83246/000114420415014311/v403645_424b2.htm
▪	Prospectus dated March 5, 2015: http://www.sec.gov/Archives/edgar/data/83246/000119312515078931/d884345d424b3.htm

Our Central Index Key, or CIK, on the SEC Website is 83246. Before you invest, you should read the Note Prospectus, including this term sheet, for information about us and this offering. Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the section indicated on the cover of this term sheet. The notes involve risks not associated with conventional debt securities. Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement EQUITY INDICES ARN-1. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to HSBC.

Investor Considerations

You may wish to consider an investment in the notes if:	The notes may not be an appropriate investment for you if:

▪     You anticipate that the Index will increase moderately from the Starting Value to the Ending Value.

▪     You accept that your investment will result in a loss, which could be significant, if the Index decreases from the Starting Value to the Ending Value.

▪     You accept that the return on the notes will be capped.

▪     You are willing to forgo the interest payments that are paid on traditional interest bearing debt securities.

▪     You are willing to forgo dividends or other benefits of owning the stocks included in the Index.

▪     You are willing to accept that a secondary market is not expected to develop for the notes, and understand that the market prices for the notes, if any, may be less than the principal amount and will be affected by various factors, including our actual and perceived creditworthiness, our internal funding rate and the fees charged, as described on page TS-2.

▪     You are willing to assume our credit risk, as issuer of the notes, for all payments under the notes, including the Redemption Amount.

▪     You believe that the Index will decrease from the Starting Value to the Ending Value or that it will not increase sufficiently over the term of the notes to provide you with your desired return.

▪     You seek principal repayment or preservation of capital.

▪     You seek an uncapped return on your investment.

▪     You seek interest payments or other current income on your investment.

▪     You want to receive dividends or other distributions paid on the stocks included in the Index.

▪     You seek an investment for which there will be a liquid secondary market.

▪     You are unwilling or are unable to take market risk on the notes or to take our credit risk as issuer of the notes.

We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Accelerated Return Notes®	TS-3

Accelerated Return Notes® Linked to the MSCI Brazil Index, due April , 2018

Hypothetical Payout Profile

The below graph is based on hypothetical numbers and values.

Accelerated Return Notes®

This graph reflects the returns on the notes, based on the Participation Rate of 300% and a Capped Value of $15.80 per unit (the midpoint of the Capped Value range of [$15.60 to $16.00]). The green line reflects the returns on the notes, while the dotted gray line reflects the returns of a direct investment in the stocks included in the Index, excluding dividends.

This graph has been prepared for purposes of illustration only.

Hypothetical Payments at Maturity

The following table and examples are for purposes of illustration only. They are based on hypothetical values and show hypothetical returns on the notes. The actual amount you receive and the resulting total rate of return will depend on the actual Starting Value, Ending Value, Capped Value, and term of your investment.

The following table is based on a Starting Value of 100, the Participation Rate of 300% and a Capped Value of $15.80 per unit. It illustrates the effect of a range of Ending Values on the Redemption Amount per unit of the notes and the total rate of return to holders of the notes. The following examples do not take into account any tax consequences from investing in the notes.

Ending Value	Percentage Change from the Starting Value to the Ending Value	Redemption Amount per Unit	Total Rate of Return on the Notes
0.00	-100.00%	$0.00	-100.00%
50.00	-50.00%	$5.00	-50.00%
80.00	-20.00%	$8.00	-20.00%
90.00	-10.00%	$9.00	-10.00%
94.00	-6.00%	$9.40	-6.00%
97.00	-3.00%	$9.70	-3.00%
100.00(1)	0.00%	$10.00	0.00%
102.00	2.00%	$10.60	6.00%
105.00	5.00%	$11.50	15.00%
110.00	10.00%	$13.00	30.00%
120.00	20.00%	$15.80(2)	58.00%
130.00	30.00%	$15.80	58.00%
140.00	40.00%	$15.80	58.00%
150.00	50.00%	$15.80	58.00%
160.00	60.00%	$15.80	58.00%
170.00	70.00%	$15.80	58.00%
180.00	80.00%	$15.80	58.00%
190.00	90.00%	$15.80	58.00%
200.00	100.00%	$15.80	58.00%
(1)	The hypothetical Starting Value of 100 used in these examples has been chosen for illustrative purposes only, and does not represent a likely actual Starting Value for the Index.
(2)	The Redemption Amount per unit cannot exceed the hypothetical Capped Value.

For recent actual levels of the Index, see “The Index” section below. The Index is a price return index and as such the Ending Value will not include any income generated by dividends paid on the stocks included in the Index, which you would otherwise be entitled to receive if you invested in those stocks directly. In addition, all payments on the notes are subject to issuer credit risk.

Accelerated Return Notes®	TS-4

Accelerated Return Notes® Linked to the MSCI Brazil Index, due April , 2018

  Redemption Amount Calculation Examples

Example 1
The Ending Value is 80.00, or 80.00% of the Starting Value:
Starting Value: 100.00
Ending Value: 80.00
= $8.00 Redemption Amount per unit

Example 2
The Ending Value is 110.00, or 110.00% of the Starting Value:
Starting Value: 100.00
Ending Value: 110.00
= $13.00 Redemption Amount per unit

Example 3
The Ending Value is 130.00, or 130.00% of the Starting Value:
Starting Value: 100.00
Ending Value: 130.00
= $19.00, however, because the Redemption Amount for the notes cannot exceed the Capped Value, the Redemption Amount will be $15.80 per unit

Accelerated Return Notes®	TS-5

Accelerated Return Notes® Linked to the MSCI Brazil Index, due April , 2018

Risk Factors

We urge you to read the section “Risk Factors” in the product supplement and in the accompanying prospectus supplement. Investing in the notes is not equivalent to investing directly in the Index. You should understand the risks of investing in the notes and should reach an investment decision only after careful consideration, with your advisers, with respect to the notes in light of your particular financial and other circumstances and the information set forth in this term sheet and the accompanying product supplement, prospectus supplement and prospectus.

In addition to the risks in the product supplement identified below, you should review “Risk Factors” in the accompanying prospectus supplement, including the explanation of risks relating to the notes described in the section “— Risks Relating to All Note Issuances.”

▪	Depending on the performance of the Index as measured shortly before the maturity date, your investment may result in a loss; there is no guaranteed return of principal.
▪	Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.
▪	Payments on the notes are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the notes. If we become insolvent or are unable to pay our obligations, you may lose your entire investment.
▪	Your investment return is limited to the return represented by the Capped Value and may be less than a comparable investment directly in the stocks included in the Index.
▪	The estimated initial value of the notes will be less than the public offering price and may differ from the market value of the notes in the secondary market, if any. We will determine the estimated initial value by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. Different pricing models and assumptions could provide valuations for the notes that are different from our estimated initial value. The estimated initial value will reflect our internal funding rate we use to issue market-linked notes, as well as the mid-market value of the hedging arrangements related to the notes (which may include call options, put options or other derivatives).
▪	Our internal funding rate for the issuance of these notes is lower than the rate we would use when we issue conventional fixed or floating rate debt securities. This is one of the factors that may result in the market value of the notes being less than their estimated initial value. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the estimated initial value of the notes may be lower if it were based on the levels at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the notes to be more favorable to you.
▪	The price of your notes in the secondary market, if any, immediately after the pricing date will be less than the public offering price. The public offering price takes into account certain costs, principally the underwriting discount, the hedging costs described on page TS-11 and the costs associated with issuing the notes. The costs associated with issuing the notes will be used or retained by us or one of our affiliates. If you were to sell your notes in the secondary market, if any, the price you would receive for your notes may be less than the price you paid for them.
▪	The estimated initial value does not represent a minimum price at which we, MLPF&S or any of our respective affiliates would be willing to purchase your notes in the secondary market (if any exists) at any time. The price of your notes in the secondary market, if any, at any time after issuance will vary based on many factors, including the value of the Market Measure and changes in market conditions, and cannot be predicted with accuracy. The notes are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the notes to maturity. Any sale of the notes prior to maturity could result in a loss to you.
▪	A trading market is not expected to develop for the notes. Neither we nor MLPF&S is obligated to make a market for, or to repurchase, the notes. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.
▪	Our business, hedging and trading activities, and those of MLPF&S and our respective affiliates (including trades in shares of companies included in the Index), and any hedging and trading activities we, MLPF&S or our respective affiliates engage in for our clients’ accounts, may affect the market value and return of the notes and may create conflicts of interest with you.
▪	The Index sponsor may adjust the Index in a way that affects its level, and has no obligation to consider your interests.
▪	You will have no rights as a security holder, you will have no rights to receive any of the securities represented by the Index, and you will not be entitled to dividends or other distributions by the issuers of these securities.
▪	We, MLPF&S and our respective affiliates do not control any company included in the Index and are not responsible for any disclosure made by any other company.

Accelerated Return Notes®	TS-6

Accelerated Return Notes® Linked to the MSCI Brazil Index, due April , 2018

▪	Your return on the notes and the value of the notes may be affected by exchange rate movements and factors affecting the international securities markets, specifically changes within an emerging market.
▪	There may be potential conflicts of interest involving the calculation agent. We have the right to appoint and remove the calculation agent.
▪	The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes. See “Summary Tax Consequences” below and “U.S. Federal Income Tax Summary” beginning on page PS-29 of product supplement EQUITY INDICES ARN-1.

Additional Risk Factors

An investment in the notes will involve risks that are associated with investments that are linked to the equity securities of issuers from an emerging market.

The stocks included in the Index have been issued by companies incorporated in Brazil, some of which are owned, in part, by the Brazilian government. Many emerging nations, including Brazil, are undergoing rapid change, involving the restructuring of economic, political, financial and legal systems. Regulatory and tax environments may be subject to change without review or appeal, and many emerging markets suffer from underdevelopment of capital markets and tax systems. In addition, in countries with emerging markets, such as Brazil, issuers of securities may face the threat of expropriation of their assets, restrictions on foreign ownership and/or nationalization of their businesses. The economic and financial data about emerging market countries may also be unreliable. Any of the above factors may have an adverse impact on the level of the Index, and therefore, the value of your notes.

Other Terms of the Notes

The provisions of this section supersede and replace the definition of “Market Measure Business Day” set forth in product supplement EQUITY INDICES ARN-1.

Market Measure Business Day

A “Market Measure Business Day” means a day on which:

(A) the São Paulo Stock Exchange (or any successor to the foregoing exchange) is open for trading; and

(B) the Index or any successor thereto is calculated and published.

Accelerated Return Notes®	TS-7

Accelerated Return Notes® Linked to the MSCI Brazil Index, due April , 2018

The Index

All disclosures contained in this term sheet regarding the Index, including, without limitation, its make-up, method of calculation, and changes in its components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, MSCI Inc. (the “Index sponsor” or “MSCI”). The Index sponsor, which licenses the copyright and all other rights to the Index, has no obligation to continue to publish, and may discontinue publication of, the Index. The consequences of the Index sponsor discontinuing publication of the Index are discussed in the section entitled “Description of ARNs—Discontinuance of an Index” beginning on page PS-19 of product supplement EQUITY INDICES ARN-1. None of us, the calculation agent, or MLPF&S accepts any responsibility for the calculation, maintenance or publication of the Index or any successor index.

General

The MSCI indices were founded in 1969 by Capital International as the first international performance benchmarks constructed to facilitate accurate comparison of non-U.S. markets.  Morgan Stanley acquired the rights to license the MSCI indices in 1986.  In November 1998, Morgan Stanley transferred all rights to the MSCI indices to MSCI, a Delaware corporation.  In 2004, MSCI acquired Barra, Inc., a provider of risk analytics, performance measurement and attribution systems and services to managers of portfolio and firm-wide investment risk and merged this with MSCI.  The MSCI single country standard equity indices have covered the world’s developed markets since 1969, and in 1988, MSCI commenced coverage of the emerging markets.

All information regarding the Index reflects the policies of, and is subject to change by, MSCI.

The Index is a free float-adjusted market capitalization index of publicly traded securities in the Brazilian market as listed on the São Paulo Stock Exchange. The Index is reported by Bloomberg L.P. under the ticker symbol “MXBR”. The Index is published in real time every 60 seconds during market trading hours. The Index has a base date of December 31, 1987, an initial value of 100, and is calculated in U.S. dollars.

The Index is part of the MSCI Equity Indices series and is an MSCI Global Investable Market Index, which is an index family within the MSCI International Equity Indices. MSCI aims to include in its indices 85% of the free float−adjusted market capitalization in each industry sector, within each country included in an index. The Index is classified as “EM,” as defined below.

Calculation of the Index

The performance of the Index on any given day represents the weighted performance of all of the components included in the MSCI Brazil Index. Each component in the Index is included at a weight that reflects the ratio of its free float adjusted market capitalization (i.e., free public float multiplied by price) to the free float-adjusted market capitalization of all the components included in the Index.

Maintenance of and Changes to the Index

MSCI maintains the Index with the objective of reflecting, on a timely basis, the evolution of the underlying equity markets and segments.  In maintaining the Index, emphasis is also placed on continuity, continuous investability of constituents, replicability, index stability and minimizing turnover in the Index.

As part of the changes to MSCI’s methodology which became effective in May 2008, maintenance of the indices falls into three broad categories:

•	semi-annual reviews, which will occur each May and November and will involve a comprehensive reevaluation of the market, the universe of eligible securities and other factors involved in composing the Index;

•	quarterly reviews, which will occur each February and August and will focus on significant changes in the market since the last semi-annual review; and

•	ongoing event-related changes, which will generally be reflected in the indices at the time of the event and will include changes resulting from mergers, acquisitions, spin-offs, bankruptcies, reorganizations, issuances and other extraordinary transactions, corporate actions and events.

Based on these reviews, additional components may be added, and current components may be removed, at any time.  MSCI generally announces all changes resulting from semi-annual reviews, quarterly reviews and ongoing events in advance of their implementation, although in exceptional cases they may be announced during market hours for same or next day implementation.

Prices and Exchange Rates

Prices

The prices used to calculate the Index are the official exchange closing prices or those figures accepted as such.  MSCI reserves the right to use an alternative pricing source on any given day.

Exchange Rates

MSCI uses the foreign exchange rates published by WM / Reuters at 4:00 p.m., London time.  MSCI uses WM / Reuters rates for all developed and emerging markets.

Accelerated Return Notes®	TS-8

Accelerated Return Notes® Linked to the MSCI Brazil Index, due April , 2018

In case WM/Reuters does not provide rates for specific markets on given days (for example Christmas Day and New Year’s Day), the previous business day’s rates are normally used.

MSCI continues to monitor exchange rates independently and may, under exceptional circumstances, elect to use an alternative exchange rate if the WM / Reuters rates are not available, or if MSCI determines that the WM / Reuters rates are not reflective of market circumstances for a given currency on a particular day.  In such circumstances, an announcement would be sent to clients with the related information.  If appropriate, MSCI may conduct a consultation with the investment community to gather feedback on the most relevant exchange rate.

The following graph shows the monthly historical performance of the Index in the period from January 2008 through March 2015. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On April 15, 2015, the closing level of the Index was 1,723.90.

Historical Performance of the Index

This historical data on the Index is not necessarily indicative of the future performance of the Index or what the value of the notes may be. Any historical upward or downward trend in the level of the Index during any period set forth above is not an indication that the level of the Index is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the levels of the Index.

License Agreement

HSBC or one of its affiliates has entered into a non-exclusive license agreement with MSCI whereby HSBC and certain of its affiliates, in exchange for a fee, are permitted to use the MSCI Indices in connection with certain securities, including the notes. We are not affiliated with MSCI, the only relationship between MSCI and us is any licensing of the use of MSCI’s indices and trademarks relating to them.

The license agreement provides that the following language must be set forth in this term sheet:

THE NOTES ARE NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY MSCI, ANY AFFILIATE OF MSCI OR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX. THE MSCI INDEXES ARE THE EXCLUSIVE PROPERTY OF MSCI. MSCI AND THE MSCI INDEX NAMES ARE SERVICE MARK(S) OF MSCI OR ITS AFFILIATES AND HAVE BEEN LICENSED FOR USE FOR CERTAIN PURPOSES BY HSBC. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO THE OWNERS OF THE NOTES OR ANY MEMBER OF THE PUBLIC REGARDING THE ADVISABILITY OF INVESTING IN THE NOTES GENERALLY OR IN THE NOTES PARTICULARLY OR THE ABILITY OF ANY MSCI INDEX TO TRACK CORRESPONDING STOCK MARKET PERFORMANCE. MSCI OR ITS AFFILIATES ARE THE LICENSORS OF CERTAIN TRADEMARKS, SERVICE MARKS AND TRADE NAMES AND OF THE MSCI INDEXES WHICH ARE DETERMINED, COMPOSED AND CALCULATED BY MSCI WITHOUT REGARD TO THE NOTES OR THE ISSUER OR OWNER OR THE NOTES. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX HAS ANY OBLIGATION TO TAKE THE NEEDS OF THE ISSUERS OR OWNERS OF THE NOTES INTO CONSIDERATION IN DETERMINING, COMPOSING OR CALCULATING THE MSCI INDEXES. NEITHER MSCI, ITS AFFILIATES

Accelerated Return Notes®	TS-9

Accelerated Return Notes® Linked to the MSCI Brazil Index, due April , 2018

NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX IS RESPONSIBLE FOR OR HAS PARTICIPATED IN THE DETERMINATION OF THE TIMING OF, PRICES AT, OR QUANTITIES OF THE NOTES TO BE ISSUED OR IN THE DETERMINATION OR CALCULATION OF THE EQUATION BY WHICH THE NOTES ARE REDEEMABLE FOR CASH. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, THE MAKING OR COMPILING ANY MSCI INDEX HAS ANY OBLIGATION OR LIABILITY TO THE OWNERS OF THE NOTES IN CONNECTION WITH THE ADMINISTRATION, MARKETING OR OFFERING OF THE NOTES.

ALTHOUGH MSCI SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE MSCI INDEXES FROM SOURCES WHICH MSCI CONSIDERS RELIABLE, NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO MAKING OR COMPILING ANY MSCI INDEX WARRANTS OR GUARANTEES THE ORIGINALITY, ACCURACY AND/OR THE COMPLETENESS OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX MAKES ANY WARRANTY, EXPRESS OF IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, LICENSEE’S CUSTOMERS OR COUNTERPARTIES, ISSUERS OF THE NOTES, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY, FROM THE USE OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED HEREUNDER OR FOR ANY OTHER USE. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS OF OR IN CONNECTION WITH ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. FURTHER, NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX MAKES ANY EXPRESS OR IMPLIED WARRANTIES OF ANY KIND, AND MSCI, ANY OF ITS AFFILIATES AND ANY OTHER PARTY INVOLVED IN, OR RELATED TO MAKING OR COMPILING ANY MSCI INDEX HEREBY EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO ANY MSCI INDEX AND ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL MSCI, ANY OF ITS AFFILIATES OR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX HAVE ANY LIABILITY FOR ANY DIRECT, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL OR ANY OTHER DAMAGES (INCLUDING LOST PROFITS) EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

No purchaser, seller or holder of the notes, or any other person or entity, should use or refer to any MSCI trade name, trademark or service mark to sponsor, endorse, market or promote the notes without first contacting MSCI to determine whether MSCI’s permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI.

Accelerated Return Notes®	TS-10

Accelerated Return Notes® Linked to the MSCI Brazil Index, due April , 2018

Supplement to the Plan of Distribution

We may deliver the notes against payment therefor in New York, New York on a date that is greater than three business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement of the notes occurs more than three business days from the pricing date, purchasers who wish to trade the notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units. If you place an order to purchase the notes, you are consenting to MLPF&S acting as a principal in effecting the transaction for your account.

MLPF&S will not receive an underwriting discount for notes sold to certain fee-based trusts and fee-based discretionary accounts managed by U.S. Trust operating through Bank of America, N.A.

MLPF&S may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices, and these will include MLPF&S’s trading commissions and mark-ups. MLPF&S may act as principal or agent in these market-making transactions; however, it is not obligated to engage in any such transactions. At MLPF&S’s discretion, for a short, undetermined initial period after the issuance of the notes, MLPF&S may offer to buy the notes in the secondary market at a price that may exceed the estimated initial value of the notes. Any price offered by MLPF&S for the notes will be based on then-prevailing market conditions and other considerations, including the performance of the Index, the remaining term of the notes, and the issuer’s creditworthiness. However, neither we nor any of our affiliates is obligated to purchase your notes at any price, or at any time, and we cannot assure you that we, MLPF&S or any of our respective affiliates will purchase your notes at a price that equals or exceeds the estimated initial value of the notes.

The value of the notes shown on your account statement provided by MLPF&S will be based on their estimate of the value of the notes if MLPF&S or one of its affiliates were to make a market in the notes, which it is not obligated to do. This estimate will be based upon the price that MLPF&S may pay for the notes in light of then-prevailing market conditions, and other considerations, as mentioned above, and will include transaction costs. At certain times, this price may be higher than or lower than the estimated initial value of the notes.

The distribution of the Note Prospectus in connection with these offers or sales will be solely for the purpose of providing investors with the description of the terms of the notes that was made available to investors in connection with their initial offering. Secondary market investors should not, and will not be authorized to, rely on the Note Prospectus for information regarding HSBC or for any purpose other than that described in the immediately preceding sentence.

Role of MLPF&S

MLPF&S will participate as selling agent in the distribution of the notes. Under our distribution agreement with MLPF&S, MLPF&S will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount.

At maturity, we are required to pay the Redemption Amount to holders of the notes, which will be calculated based on the performance of the Index and the $10 per unit principal amount. In order to meet these payment obligations, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with MLPF&S or one of its affiliates. The terms of these hedging arrangements are determined by MLPF&S seeking bids from market participants, which could include one of our affiliates and MLPF&S and its affiliates. These hedging arrangements take into account a number of factors, including the issuer’s creditworthiness, interest rate movements, the volatility of the Index, the tenor of the notes and the tenor of the hedging arrangements. The economic terms of the notes depend in part on the terms of the hedging arrangements.

MLPF&S has advised us that the hedging arrangements will include a hedging related charge of approximately $0.075 per unit, reflecting an estimated profit to be credited to MLPF&S from these transactions. Since hedging entails risk and may be influenced by unpredictable market forces, additional profits and losses from these hedging arrangements may be realized by MLPF&S or any third party hedge providers.

For further information, see “Risk Factors—General Risks Relating to ARNs” beginning on page PS-6 and “Use of Proceeds” on page PS-15 of product supplement EQUITY INDICES ARN-1.

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Accelerated Return Notes® Linked to the MSCI Brazil Index, due April , 2018

Summary Tax Consequences

You should consider the U.S. federal income tax consequences of an investment in the notes, including the following:

▪	There is no statutory, judicial, or administrative authority directly addressing the characterization of the notes.
▪	You agree with us (in the absence of an administrative determination, or judicial ruling to the contrary) to characterize and treat the notes for all tax purposes as pre-paid executory contracts with respect to the Index.
▪	Under this characterization and tax treatment of the notes, a U.S. holder (as defined in the prospectus supplement) generally will recognize capital gain or loss upon maturity or upon a sale or exchange of the notes prior to maturity. This capital gain or loss generally will be long-term capital gain or loss if you held the notes for more than one year.
▪	No assurance can be given that the IRS or any court will agree with this characterization and tax treatment.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws. You should review carefully the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page PS-29 of product supplement EQUITY INDICES ARN-1.

Where You Can Find More Information

We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents that we have filed with the SEC, for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S toll-free at 1-800-294-1322.

Market-Linked Investments Classification

MLPF&S classifies certain market-linked investments (the “Market-Linked Investments”) into categories, each with different investment characteristics. The following description is meant solely for informational purposes and is not intended to represent any particular Enhanced Return Market-Linked Investment or guarantee any performance.

Enhanced Return Market-Linked Investments are short- to medium-term investments that offer you a way to enhance exposure to a particular market view without taking on a similarly enhanced level of market downside risk. They can be especially effective in a flat to moderately positive market (or, in the case of bearish investments, a flat to moderately negative market). In exchange for the potential to receive better-than market returns on the linked asset, you must generally accept market downside risk and capped upside potential. As these investments are not market downside protected, and do not assure full repayment of principal at maturity, you need to be prepared for the possibility that you may lose all or part of your investment.

“Accelerated Return Notes®” and “ARNs®” are the registered service marks of Bank of America Corporation, the parent company of MLPF&S.

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